Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall EVP and Chief Financial Officer 617.926.1551 pmarshall@panacos.com

Panacos Reports First Quarter 2007 Financial Results

Watertown, MA (May 2, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter ended March 31, 2007 and reviewed progress in its development programs.

Recent Business Highlights:

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In March 2007, the Company announced a revised trial design for its Phase 2b dose escalation study of bevirimat (PA-457) in HIV-infected patients failing their current antiretroviral therapy. Cohorts of ten patients (eight on bevirimat, two on placebo) will be enrolled sequentially to study the tolerability and efficacy of bevirimat at increasing doses using the oral liquid formulation that was utilized in the bevirimat Phase 2a trial. Dosing has commenced at 250 mg of the oral solution once daily, a higher dose of this formulation than previously studied in multiple-dose trials.

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In February 2007, the Company announced it had initiated a Phase 1 trial of a second-generation maturation inhibitor, known as PA-040. In vitro studies with PA-040 have shown that the compound has a lower level of binding to human serum proteins than bevirimat, which may result in greater levels of free drug in patients dosed with the compound, and thus the potential ability to have activity against HIV strains that exhibit partial bevirimat resistance. Furthermore, PA-040 retains wild-type activity against one of two bevirimat-resistant HIV isolates that represent the most-frequently mutated amino acids found by in vitro resistance-selection experiments performed to date.

Panacos Reports First Quarter 2007 Financial Results – Page 2

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The Company added Robert Savage to its Board of Directors. Mr. Savage has over 30 years’ experience in the pharmaceutical industry, with a variety of senior roles at major pharmaceutical companies including Pharmacia, Johnson & Johnson, and Ortho-McNeil Pharmaceuticals.

Financial Highlights:

For the first quarter of 2007, Panacos reported a net loss of $10.1 million, or $0.19 per share, versus a net loss of $6.5 million, or $0.13 per share, for the first quarter of 2006. Revenue from research funding in the first quarter of 2007 decreased to $22,000 from $191,000 for the first quarter of 2006, primarily as a result of the completion of the Company’s NIH grant-funded projects.

Research and development expenses in the first quarter of 2007 increased to $7.7 million from $5.0 million in the first quarter of 2006, primarily as a result of increased activity in the Company’s development programs. General and administrative expenses in the first quarter of 2007 increased to $3.1 million from $2.6 million in the first quarter of 2006, primarily due to the increase in stock compensation expense under FAS 123R.

Unrestricted cash, cash equivalents and marketable securities were $53.2 million at March 31, 2007. As of March 31, 2007 the Company had approximately 53.1 million common shares outstanding.

“We have made significant progress this quarter toward Panacos’ goal to build a portfolio of antiviral drugs to treat serious viral disease,” commented Alan W. Dunton, M.D., Panacos’ Chief Executive Officer. “We are moving ahead with the 250 mg cohort of our Phase 2b trial of bevirimat, and look forward to seeing data from this cohort later in the second quarter. Our formulation development work for bevirimat is on track as we move toward identifying a formulation suitable for extended dosing in clinical studies later this year. We were also pleased to report that our second-generation maturation inhibitor, PA-040, has entered Phase 1 trials.”

Panacos Reports First Quarter 2007 Financial Results – Page 3

Panacos will hold a conference call today to discuss the first quarter results and the Company’s development programs at 4:30 p.m. (EDT). The conference call can be accessed via the web at www.panacos.com or by dialing (866) 383-8108 (domestic) or (617) 597-5343 (international), between 4:15 and 4:25 p.m. and entering the passcode 67977914. A replay of the conference call will be available from 6:30 p.m. on May 2, 2007 through June 1, 2007, and can be accessed via the web at www.panacos.com or by dialing toll-free (888) 286-8010, and outside the U.S. (617) 801-6888 with passcode 34951988.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Panacos Reports First Quarter 2007 Financial Results – Page 4

Except for the historical information contained herein, statements made herein, including those relating to the clinical development of bevirimat and PA-040, the potential results of treatment with bevirimat and future clinical trials and clinical practice with both bevirimat and PA-040 are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Research funding	$22	$191
Operating expenses:
Research and development costs	7,702	5,000
General and administrative expenses	3,089	2,558

Total operating expenses	10,791	7,558

Loss from operations	(10,769)	(7,367)
Interest income, net	718	913
Other income (expense), net	(5)	—

Net loss	$(10,056)	$(6,454)

Basic and diluted net loss per share	$(0.19)	$(0.13)
Weighted average shares used in calculation of basic and diluted net loss per share	52,893	50,075

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
Cash, cash equivalents & marketable securities	$53,224	$60,766
Other current assets	2,122	2,211
Restricted cash, long-term	494	494
Property and equipment, net	1,979	2,122
Other assets	40	60

Total assets	$57,859	$65,653

Accounts payable and accrued expenses	$7,004	$6,149
Term debt obligations, current	208	361
Liability classified awards	219	189
Deferred rent, long-term	260	270
Stockholders’ equity	50,168	58,684

Total liabilities and stockholders' equity	$57,859	$65,653